Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170902) pertaining to The 401(k) Savings and Profit Sharing Plan of S&P Global Inc. and Its Subsidiaries of our report dated June 25, 2026, with respect to the financial statements and schedule of The 401(k) Savings and Profit Sharing Plan of S&P Global Inc. and Its Subsidiaries included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young, LLP

New York, New York
June 25, 2026